EXHIBIT 99

NEWS:

The Sherwin-Williams Company        •        101 West Prospect Avenue        •        Cleveland, Ohio 44115        •        (216) 566-2140

The Sherwin-Williams Company Reports 2018 Third Quarter Financial Results

•	Consolidated net sales increased 5.0% in the quarter to $4.73 billion
•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 5.2% in the quarter
•

Diluted net income per share increased 11.7% to $3.72 per share in the quarter compared to $3.33 per share in the third quarter 2017; third quarter 2018 included a charge for the California public nuisance litigation and acquisition-related costs of $1.09 and $.87 per share, respectively, and third quarter 2017 diluted net income per share included acquisition-related costs of $1.42 per share

○

Excluding the charge for the California litigation and acquisition-related costs, diluted net income per share increased 19.6% to $5.68 per share in the quarter compared to $4.75 per share in the third quarter 2017

•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations increased 16.9% in the nine months to $1.99 billion
•

Narrowing FY18 adjusted EPS guidance to $19.05 to $19.20 per share, excluding acquisition-related costs, the charge for the California litigation and environmental provisions, compared to $15.07 per share on a comparable basis in FY17

CLEVELAND, OHIO, October 25, 2018 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2018. Compared to the same period in 2017, consolidated net sales increased $224.5 million, or 5.0%, to $4.73 billion in the quarter and increased $2.47 billion, or 22.4%, to $13.47 billion in nine months. The increase in the quarter was due primarily to higher paint sales volume in The Americas and Consumer Brands Groups and selling price increases. Currency translation rate changes decreased consolidated net sales by 1.1% in the third quarter. The increase in nine months was due primarily to incremental Valspar sales from the five months ended May 2018, higher paint sales volume in The Americas Group and selling price increases. Incremental Valspar sales from the five months ended May 2018 increased net sales 16.8% for the first nine months. As a result of the new revenue standard (ASC 606) adopted in the first quarter of 2018, certain advertising support that was previously classified as selling, general and administrative expenses is now classified as a reduction of revenue with no effect on net income. The new revenue standard reduced consolidated net sales approximately .8% in the quarter and first nine months.

Diluted net income per share in the quarter increased to $3.72 per share from $3.33 per share in 2017. Third quarter 2018 diluted net income per share included charges of $1.09 and $.87 per share from the California litigation and acquisition-related costs, respectively. The pre-tax charge for the California litigation of $136.3 million is one-third of the amount of the abatement fund, as recalculated by the trial court. Currency translation rate changes decreased diluted net income per share in the quarter by $.09 per share. In the quarter, we incurred incremental supply chain costs in an effort to keep pace with load-in demand of a new customer program while supporting what is traditionally our peak sales volume quarter, which reduced third quarter earnings per share by approximately $.16 per share. Third quarter 2017 diluted net income per share included a $1.42 per share charge from acquisition-related costs. Diluted net income per share in the first nine months increased to $10.59 per share from $9.23 per share in 2017. First nine months 2018 diluted net income per share included charges of $3.05, $1.09, and $.25 per share from acquisition-related costs, the California litigation and environmental expense provisions, respectively. Currency translation rate changes decreased diluted net income per share in the first nine months 2018 by $.09 per share. Diluted net income per share for the first nine months 2017 included a $.44 per share charge for discontinued operations and a $2.22 per share charge from acquisition-related costs.

Net sales in The Americas Group increased 5.0% to $2.67 billion in the quarter and increased 6.4% to $7.37 billion in nine months due primarily to higher architectural paint sales volume across most end market segments and selling price increases. Currency translation rate changes decreased Group net sales by 1.4% and .7% in the quarter and nine months, respectively. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 5.2% in the quarter and 5.7% in nine months over last year’s comparable periods. Segment profit increased $52.2 million to $577.7 million in the quarter and increased $121.5 million to $1.49 billion in nine months due primarily to higher paint sales volume and selling price increases, partially offset by increased raw material costs. Currency translation rate changes decreased segment profit by 1.4% and .8% in the quarter and nine months, respectively. Segment profit as a percent to net sales increased in the quarter to 21.7% from 20.7% last year. In the first nine months, segment profit as a percent to net sales increased to 20.1% from 19.7% last year.

Net sales of the Consumer Brands Group increased 6.5% to $770.5 million in the quarter and increased 39.3% to $2.20 billion in nine months. The increase in the quarter was due primarily to a new customer program and selling price increases, partially offset by lower volume sales to some of the Group’s retail customers. The increase in nine months was due primarily to incremental Valspar sales and selling price increases, partially offset by lower volume sales to some of the Group’s retail customers. Incremental Valspar sales from the five months ended May 2018 increased Group net sales 36.6% for the first nine months. Currency translation rate changes had no material impact on net sales in the quarter and nine months. The new revenue standard reduced Group net sales by 4.7% and 5.5% in the quarter and nine months, respectively. Segment profit increased to $83.9 million in the quarter from $70.4 million last year due primarily to selling price increases and reduced impacts of purchase accounting, partially offset by increased raw material costs and incremental supply chain costs in an effort to keep pace with load-in demand of a new customer program. As a percent of net external sales, segment profit increased in the quarter to 10.9% from 9.7% last year. Purchase accounting expense in the quarter was $26.0 million, a decrease of $28.5 million from last year. In the first nine months, segment profit increased to $249.1 million from $202.4 million last year. Segment profit for the first nine months was increased by incremental Valspar operations profit for the first five months of $75.8 million. Purchase accounting net expense through nine months was $86.4 million, an increase of $11.6 million over last year. As a percent of net external sales, segment profit decreased in the first nine months to 11.3% from 12.8% last year due primarily to increased raw material costs, increased purchase accounting expense, and incremental supply chain costs in an effort to keep pace with load-in demand.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 4.2% to $1.29 billion in the quarter and increased 56.4% to $3.89 billion in nine months. The increase in the quarter was due primarily to selling price increases and continued strong demand in most of our North American businesses. The increase in nine months was due primarily to the inclusion of Valspar sales and selling price increases. Incremental Valspar sales from the five months ended May 2018 increased Group net sales 51.1% for the first nine months. Currency translation rate changes decreased Group net sales by 1.1% in the quarter and had an immaterial impact in the nine months. Stated in U.S. dollars, segment profit increased in the quarter to $104.9 million from $59.6 million last year due primarily to selling price increases and reduced impacts of purchase accounting, partially offset by increased raw material costs. Currency translation rate changes decreased segment profit $3.3 million in the quarter. As a percent to net external sales, segment profit in the quarter increased to 8.1% from 4.8% last year. Purchase accounting expense in the quarter was $55.4 million, a decrease of $46.5 million from last year. Stated in U.S. dollars, segment profit increased in the first nine months to $339.8 million from $179.1 million last year due primarily to the inclusion of Valspar operations, partially offset by higher purchase accounting costs. Currency translation rate changes decreased segment profit by $1.2 million in the first nine months. Segment profit for the first nine months was increased by incremental Valspar operations profit for the first five months of $184.3 million. Purchase accounting expense through nine months was $160.6 million, an increase of $19.6 million over last year. As a percent of net external sales, segment profit increased in the first nine months to 8.7% from 7.2% last year.

The Company purchased 925,000 shares of its common stock in the nine months ended September 30, 2018. At September 30, 2018, the Company had remaining authorization to purchase 10.73 million shares of its common stock through open market purchases. In the first nine months, the Company opened 43 net new store locations in The Americas Group. Net operating cash improved 13.7% to $1.43 billion in the nine months ended September 30, 2018. This strong cash generation allowed us to return over $600 million to our shareholders in the form of dividends and share buyback, while paying down debt of $850 million.

Commenting on the third quarter, John G. Morikis, Chairman, President and Chief Executive Officer, said, “We continue to make great progress on the integration of Sherwin-Williams and Valspar into a faster growing, more profitable enterprise, but our results in the third quarter don’t fully reflect that progress. Revenue growth slowed from the pace set in the second quarter, due primarily to slower growth in some North American architectural businesses, a sequential slow-down in some of our industrial businesses in China and Europe and unfavorable currency translation rate changes. The price increases implemented over the past 12 months have largely kept pace with accelerating raw material inflation on a consolidated basis, but some of our Performance Coatings businesses continue to lag in that effort. During the quarter, our Global Supply Chain team incurred incremental costs in an effort to keep pace with load-in demand during what is traditionally our peak sales volume quarter. These unfavorable impacts were mostly offset by a lower than anticipated effective tax rate on both a reported and adjusted basis. Our effective tax rates on reported net income and adjusted net income were 14.9 percent and 18.5 percent, respectively. While our results in the quarter fell short of our initial expectations, we remain confident in, and excited about, the long term value created by the combination of these two great companies.

“For the fourth quarter, we anticipate our consolidated net sales will increase a mid-single digit percentage compared to last year’s fourth quarter. For the full year 2018, we expect our consolidated net sales will increase by a high teen percentage, including incremental Valspar sales of $1.85 billion for the first five months of 2018, compared to the full year 2017. With annual sales at this level, we are updating our full year 2018 diluted net income per share to be in the range of $13.85 to $14.00 per share, including charges of $3.86 per share for acquisition-related costs, $1.09 per share for the California litigation, and $.25 per share for environmental expense provisions. Diluted net income per share in 2017 was $18.67 per share, including a one-time benefit of $7.04 per share from deferred income tax reductions, a one-time charge of $.44 per share for discontinued operations and a charge of $3.00 per share for acquisition-related costs. The incremental supply chain costs incurred in the third quarter make it unlikely we will reach the higher end of the full year adjusted diluted net income per share range provided last quarter. We are therefore narrowing our full year 2018 adjusted diluted net income per share to be in the range of $19.05 to $19.20 per share, excluding acquisition costs, the charge for the California litigation, and environmental expense provisions, compared to $15.07 per share on a comparable basis in 2017. We now expect our 2018 effective tax rate to be approximately nineteen to twenty percent.”

The Company will conduct a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2018, at 11:00 a.m. EDT on Thursday, October 25, 2018. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the October 25th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until November 14, 2018 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 110 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related costs and one-time items. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

	Three Months Ended September 30,	Nine Months Ended September 30,	Year Ended December 31, 2018 (guidance)
	2018	2018	Low	High

Diluted net income per share	$3.72	$10.59	$13.85	$14.00

California litigation expense	1.09	1.09	1.09	1.09

Environmental expense provision		.25	.25	.25

Transaction and integration costs	.22	1.08	1.24	1.24

Purchase accounting impacts	.65	1.97	2.62	2.62

Total acquisition costs	.87	3.05	3.86	3.86

Adjusted diluted net income per share	$5.68	$14.98	$19.05	$19.20

	Three Months Ended March 31, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017	Year Ended December 31, 2017

Diluted net income per share	$2.53	$3.36	$3.33	$9.23	$18.67

One-time charge related to discontinued operations	—	.44	—	.44	.44

Diluted net income per share from continuing operations	2.53	3.80	3.33	9.67	19.11

One-time benefit from deferred income tax reductions					7.04

Transaction and integration costs	.08	.30	.26	.64	.88

Purchase accounting impacts		.42	1.16	1.58	2.12

Total acquisition costs	.08	.72	1.42	2.22	3.00

Consolidated excluding Valspar acquisition costs and one-time items	2.61	4.52	4.75	11.89	15.07

Valspar operations income		.29	.88	1.17	1.72

New debt interest expense		(.19)	(.39)	(.58)	(.92)

Total Valspar income contribution	—	.10	.49	.59	.80

Adjusted diluted net income per share	$2.61	$4.42	$4.26	$11.30	$14.27

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA). This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income from continuing operations computed in accordance with U.S. GAAP to EBITDA from continuing operations.

	Three Months Ended March 31, 2018	Three Months Ended June 30, 2018	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018

Net income from continuing operations	$250,127	$403,604	$354,027	$1,007,758

Interest expense	91,547	93,507	92,281	277,335

Income taxes	53,459	134,482	61,926	249,867

Depreciation	71,591	72,542	67,381	211,514

Amortization	85,049	73,893	80,077	239,019

EBITDA from continuing operations	551,773	778,028	655,692	1,985,493

California litigation expense			136,333	136,333

Transaction and integration costs	30,423	39,273	30,177	99,873

Adjusted EBITDA	$582,196	$817,301	$822,202	$2,221,699

	Three Months Ended March 31, 2017	Three Months Ended June 30, 2017	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2017

Net income from continuing operations	$239,152	$360,651	$316,606	$916,409

Interest expense	25,695	56,729	91,593	174,017

Income taxes	67,453	148,352	111,116	326,921

Depreciation	44,595	50,370	67,249	162,214

Amortization	6,170	28,918	83,711	118,799

EBITDA from continuing operations	383,065	645,020	670,275	1,698,360

Transaction and integration costs	12,973	29,350	34,024	76,347

Adjusted EBITDA	$396,038	$674,370	$704,299	$1,774,707

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:	Media Contact:
Bob Wells	Mike Conway
Senior Vice President, Corporate Communications &	Director, Corporate Communications
Public Affairs	Sherwin-Williams
Sherwin-Williams	Direct: 216.515.4393
Direct: 216.566.2244	Pager: 216.422.3751
rjwells@sherwin.com	mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Thousands of dollars, except per share data	2018	2017	2018	2017

Net sales	$4,731,470	$4,507,020	$13,470,272	$11,004,224

Cost of goods sold	2,721,066	2,605,193	7,734,393	6,024,727

Gross profit	2,010,404	1,901,827	5,735,879	4,979,497

Percent to net sales	42.5%	42.2%	42.6%	45.3%

Selling, general and administrative expenses	1,273,066	1,307,402	3,795,492	3,472,202

Percent to net sales	26.9%	29.0%	28.2%	31.6%

Other general expense - net	11,526	4,109	41,495	6,160

Amortization	80,077	83,711	239,019	118,799

Interest expense	92,281	91,593	277,335	174,017

Interest and net investment income	(555)	(2,448)	(2,732)	(6,819)

California litigation expense	136,333		136,333

Other expense (income) - net	1,723	(10,262)	(8,688)	(28,192)

Income from continuing operations before income taxes	415,953	427,722	1,257,625	1,243,330

Income taxes	61,926	111,116	249,867	326,921

Net income from continuing operations	354,027	316,606	1,007,758	916,409

Loss from discontinued operations

Income taxes				41,540

Net loss from discontinued operations	—	—	—	(41,540)

Net income	$354,027	$316,606	$1,007,758	$874,869

Basic net income per share:

Continuing operations	$3.80	$3.40	$10.82	$9.88

Discontinued operations		—		(.45)

Net income per share - basic	$3.80	$3.40	$10.82	$9.43

Diluted net income per share:

Continuing operations	$3.72	$3.33	$10.59	$9.67

Discontinued operations		—	—	(.44)

Net income per share - diluted	$3.72	$3.33	$10.59	$9.23

Average shares outstanding - basic	93,099,714	92,988,118	93,121,900	92,793,275

Average shares and equivalents outstanding - diluted	95,135,257	95,207,884	95,170,768	94,817,669

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

Thousands of dollars	2018		2017
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended September 30:

The Americas Group	$2,665,663	$577,738	$2,539,256	$525,577

Consumer Brands Group	770,543	83,941	723,341	70,427

Performance Coatings Group	1,294,579	104,868	1,242,336	59,615

Administrative	685	(350,594)	2,087	(227,897)

Consolidated totals	$4,731,470	$415,953	$4,507,020	$427,722

Nine Months Ended September 30:

The Americas Group	$7,371,135	$1,485,027	$6,928,657	$1,363,488

Consumer Brands Group	2,204,668	249,072	1,583,148	202,405

Performance Coatings Group	3,891,678	339,828	2,487,884	179,072

Administrative	2,791	(816,302)	4,535	(501,635)

Consolidated totals	$13,470,272	$1,257,625	$11,004,224	$1,243,330

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

Thousands of dollars	September 30,
	2018	2017
Cash	$181,511	$207,937
Accounts receivable	2,584,280	2,426,222
Inventories	1,861,328	1,704,213
Other current assets	410,913	345,532
Short-term borrowings	(650,134)	(164,133)
Current portion of long-term debt	(310,561)	(701,419)
Accounts payable	(2,165,724)	(1,832,434)
Other current liabilities	(1,715,646)	(1,673,675)

Working capital	195,967	312,243
Net property, plant and equipment	1,766,354	1,895,549
Deferred pension assets	305,979	224,330
Goodwill and intangibles	12,253,184	13,386,555
Other non-current assets	617,147	589,319
Long-term debt	(8,710,831)	(10,083,828)
Postretirement benefits other than pensions	(277,857)	(262,543)
Deferred income taxes	(1,371,162)	(2,611,065)
Other long-term liabilities	(803,942)	(709,571)

Shareholders’ equity	$3,974,839	$2,740,989

Selected Information (Unaudited)

Thousands of dollars	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
The Americas Group - net new stores	21	28	43	61
The Americas Group - total stores	4,663	4,580	4,663	4,580
Performance Coatings Group - net new branches	(3)	—	(6)	—
Performance Coatings Group - total branches	284	290	284	290

Depreciation	$67,381	$67,249	$211,514	$162,214
Capital expenditures	64,358	59,771	166,184	143,406
Cash dividends	80,898	80,082	242,539	239,016
Amortization of intangibles	80,077	83,711	239,019	118,799

Significant components of Other general expense - net:
Provision for environmental related matters - net	2,299	4,183	34,317	5,812
Loss (gain) on sale or disposition of assets	9,227	(74)	7,178	348

Significant components of Other expense (income) - net:
Dividend and royalty income	(2,995)	(3,064)	(5,967)	(6,106)
Net expense from banking activities	2,694	2,196	7,380	7,181
Foreign currency transaction related losses (gains)	6,157	571	9,321	(2,039)
Other (1)	(4,133)	(9,965)	(19,422)	(27,228)

Intersegment transfers:
Consumer Brands Group	936,281	860,181	2,657,614	2,420,356
Performance Coatings Group	4,474	4,709	16,888	15,740
The Americas Group	233	1,183	506	5,544
Administrative	3,390	3,354	9,851	9,889

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.